UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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UMH Properties, Inc.

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June 13, 2017

Institutional Shareholder Services

Attn: Andrew Maletz (Andrew.D.Maletz@issgovernance.com)

Attn: GlobalResearch@issgovernance.com

Dear Mr. Maletz,

UMH Properties, Inc. (“UMH”) believes that the Proxy Paper published by Institutional Shareholder Services (“ISS”) on June 2, 2017 (the “Report”), relating to UMH’s proxy statement for the upcoming annual shareholders’ meeting, to be held on June 15, 2017, contains flawed logic and accordingly the Company disagrees with the conclusions set forth in the Report.

ISS is recommending withhold votes from each of the directors who are eligible for re-election: Jeffrey A. Carus, Matthew I. Hirsch, and Kenneth K. Quigley, Jr. ISS primarily bases its recommendation on the inability of shareholders to amend corporate bylaws set forth in UMH’s bylaws and charter. For the reasons set forth herein, UMH disagrees with ISS’s position. The Report also addresses the practices of increasing authorized shares without shareholder approval and the pledging of shares by executive officers and directors.

1. Amending Corporate Bylaws

ISS recommends a withhold vote for all three UMH directors standing for election due to the lack of a specific governance committee, and the bylaws and charter providing the board of directors with the exclusive power to amend corporate bylaws.

UMH’s nominating committee has always had corporate governance as one of its functions and responsibilities. The UMH nominating committee charter, annexed hereto as Exhibit A, states that one of the Committee’s responsibilities is to “[d]evelop and recommend to the Board corporate governance guidelines and, consistent with such guidelines, oversee the evaluation of the Board and management.” Those guidelines, annexed hereto as Exhibit B, were adopted in September 2014 and are available to the public on the UMH investor’s website (www.umh.reit). UMH is planning to change the name of its nominating committee to the “Nominating and Corporate Governance Committee” to more fully capture the Committee’s functions and responsibilities.

Under the Maryland General Corporation Law (the “MGCL”), a corporation may provide in its charter or bylaws that the board of directors has the sole power to amend, alter or repeal the bylaws. A substantial majority of publicly-traded Maryland companies, including UMH, have this amendment provision and it has never created an issue with shareholders. Most of the company bylaws deal with internal administrative matters, such as quorums for board, committee and shareholders meetings; stock certificates; inspectors of election; corporate seals; checks, drafts and deposits; and consents of directors and committees. While other matters, such as shareholder-requested meeting procedures and advance notice provisions, might be regarded as having more impact on shareholder rights, the board is ideally suited to establish all of these rules because each director has (i) enforceable legal duties to the corporation under Section 2-405.1 of the MGCL, (ii) access to more information than any single shareholder or group of shareholders and (iii) the legitimacy of having been elected by the shareholders. In contrast, shareholders have no legal duty to the company or to any other shareholder to act in the best interests of the company.

Accordingly, UMH disagrees with ISS’s adverse vote recommendations.

2. Increase in Authorized Shares Without Shareholder Approval is Permitted under Maryland Law

As ISS acknowledges in its report, the Maryland Corporations and Association Code permits Maryland corporations to authorize additional shares without the necessity of shareholder meetings and votes. In August 2016, UMH increased its authorized shares of common stock from 71 million to 75 million to raise equity capital pursuant to the Company’s UMH Properties Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”) for the purpose of purchasing communities, rental homes and paying down certain loans and mortgages as well as other general corporate purposes. The Company increased its authorized shares again in June 2017 to allow for the sale of shares in a public offering and pursuant to the Plan. Raising capital through an increase in authorized shares is a standard industry practice among REITs. It would simply be impractical to require a business to submit to a shareholder vote every time a corporation sought to raise capital by issuance of new shares. Corporations incorporated in certain other states such as Delaware are required to obtain shareholder approval for any increases in authorized shares. This generally results in a substantial number of authorized, unissued shares at any given time to avoid the necessity of having to obtain shareholder approval for each increase. Maryland corporations on the other hand, only tend to increase shares when necessary because shareholder approval is not required. Accordingly, UMH has increased its authorized shares only by the amounts necessary to accommodate specifically contemplated stock issuances such as planned public offerings and sales under the Plan. We hardly believe any of our shareholders are concerned with the amount of authorized common, preferred or excess shares. As ISS states in its report, the August 2016 increase does not warrant adverse vote recommendations.

3. Pledging of Shares

ISS has expressed concern that pledging of shares by two of UMH’s named executive officers and one of its directors may result in a forced sale of shares which can negatively impact the stock price. Pledging shares by executive officers is a widespread practice that allows executives who have a high concentration of wealth in company stock to purchase other assets and achieve financial diversification. The title of the pledged shares remains with the executive and because pledging is used to obtain a collateralized loan, pledging by its nature requires the executive to continue to hold company stock. Therefore, unlike hedging which UMH prohibits, pledging, in and of itself, does not disconnect the interests of the executive with those of the shareholders when used reasonably and appropriately. Pledging of shares can be a reasonable part of a company’s compensation and governance program, particularly if responsibly managed so that pledging is not allowed to take an executive below the company’s stock ownership guidelines.

UMH’s CEO stock ownership policy requiring its CEO to own shares of the common stock having a value equal to at least six times his or her base salary. UMH’s CEO currently owns shares having a value that is approximately 10 times his base salary. Further, the aggregate stock ownership of UMH’s directors and executive officers is approximately 11.61% of the Company’s outstanding shares. There can be no question that the interests of UMH’s CEO and directors and executive officers are fully aligned with those of the Company’s shareholders.

According to the recent proxy filing, Eugene W. Landy, Chairman of the Board and Founder of UMH, Samuel A Landy, President and CEO, and Michael P. Landy, Director, cumulatively own over 8% of the outstanding shares of the Company. Mr. Landy’s pledged shares along with those of Samuel A. Landy and Michael P. Landy, cumulatively represent approximately 4% of the Company’s outstanding shares, which even the Report states is not a percentage that raises any significant concerns.

UMH also wishes to note that the comparison on page 3 of the Report of UMH’s stock price performance to the MSCI REIT index and Russell 3000 is misleading. The comparison does not take into account the fact that UMH is a high dividend-paying company and that when those dividends are reinvested, the total investment return is far greater than the stock price performance illustrated in the Report. The Company has been performing exceptionally well. UMH is the best-performing REIT over the past 12 months with an 86.8% total return.1 In 2016, UMH was the third best-performing REIT with a 59% total return.2 UMH’s stock price has recently hit an all-time high.

The Company’s exceptional performance supports its current corporate governance model and, for the above reasons, UMH disagrees with ISS’s adverse vote recommendations.

Sincerely yours,

/s/ Craig Koster
Craig Koster
General Counsel and Secretary

1 Source: KeyBanc Capital Markets Leaderboard Report, dated June 2, 2017.

2 Source: SNL Financial, an offering of S&P Global Market Intelligence.

EXHIBIT A

COMMITTEE CHARTER for the NOMINATING COMMITTEE of

UMH PROPERTIES, INC.

(the “Company”)

AMENDED JANUARY 16, 2013

PURPOSE:

The Nominating Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to (1) identify individuals qualified to become members of the Board; and (2) recommend to the Board the director nominees for the next annual meeting of shareholders.

COMPOSITION:

The Committee shall consist of at least three directors appointed by the Board. All members of the Committee shall be independent directors, free from any relationship that would interfere with the exercise of independent judgment. Committee members shall meet the applicable standards of the Securities and Exchange Commission and the New York Stock Exchange, as the same may be modified or supplemented, including the rules regarding the independence of members.

RESPONSIBILITIES:

1. Recommend to the Board the nominees to stand for election to the Board at the next annual meeting of shareholders and recommend persons to fill vacancies on the Board that occur between meetings of shareholders. Vacancies shall include openings on the Board that occur by reason of the Board’s determination to enlarge the size of the Board.

2. Establish and periodically re-evaluate criteria for Board membership and selection of new directors including the range of skills, experience and background required for effective functioning of the Board. In establishing and re-evaluating such criteria, the Committee shall be entitled to take into consideration such factors as it deems appropriate including, but not limited to, a candidate’s judgment skill, experience with businesses and organizations comparable to the Company, the interplay of the candidate’s experience with the experience of other Board members, the candidate’s independence according to the rules of the New York Stock Exchange, and the extent to which the candidate would be a desirable addition to the Board and any of its committees. Diversity is considered in identifying nominees.

3. Review the performance of incumbent directors and determine whether to recommend them for re-election to the Board. Develop and recommend to the Board corporate governance guidelines and, consistent with such guidelines, oversee the evaluation of the Board and management.

4. Provide procedures for Nominating Committee member appointment and removal, which appointment and removal must be approved by a majority of the Board. Identify, screen, interview and recommend candidates for new directors, consistent with criteria established by the Board, to fill vacancies on the Board and consider management’s and shareholder’s recommendations for candidates to serve on the Board. The Nominating Committee may adopt a policy regarding the consideration of any director candidates recommended by the stockholders of the Company.

5. Conduct an evaluation of the Committee’s performance and charter at least annually and recommend to the Board such changes to the charter as the Committee deems appropriate. Recommendations to the Board may take the form of an oral report by a member of the Committee.

6. Perform other functions as requested by the Board or as the Committee deems appropriate, within the scope of this Charter.

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to retain counsel and other experts or consultants. The Committee shall have the sole authority to select and retain a consultant or search firm to be used to identify director candidates, to terminate any such consultant or search firm and to approve the fees and retention terms of any consultant or search firm retained by the Committee.

MEETINGS:

The Committee shall meet at least once each year and hold such other meetings from time to time as may be called by any of its members or requested by the Board. A majority of the members of the Committee entitled to vote, either present in person or by means of remote communication or represented by proxy, shall constitute a quorum of the Committee. A majority of the members in attendance shall decide any question brought before any meeting of the Committee. The Committee shall have full authority to delegate any of its duties under this Charter to any subcommittee formed by the Committee. The Committee shall keep minutes of its proceedings, which shall be available for review by the Board. At each regular meeting of the Board following a meeting of the Committee, a member of the Committee shall report to the full Board on the matters considered at the last meeting of the Committee.

DISCLOSURE OF THE CHARTER:

This Charter shall be made available to the public on the Company’s website, in the manner and at such times as may be required by applicable law or regulations or the direction of the Board.

EXHIBIT B

UMH PROPERTIES, INC.

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors (“Board”) of UMH Properties, Inc. (“Company”) is elected by the Company’s shareholders to oversee management’s actions in conducting the business and affairs of the Company and to assure that the long-term interests of the shareholders are being served. The Board has adopted the following Corporate Governance Guidelines (“Guidelines”) which, together with the charters of the Board’s committees and the bylaws of the Company, as well as any requirements imposed by federal or Maryland law or the New York Stock Exchange, provide the framework for the governance of the Company. The Guidelines include discussion of the following:

1.	Director Qualification Standards
2.	Director Responsibilities
3.	Board Committees
4.	Access to Management and Independent Advisors
5.	Director Compensation
6.	Director Orientation and Education
7.	Management Succession
8.	Annual Evaluations
9.	Exhibits

1. Director Qualification Standards

A. Qualifications

The Nominating Committee is responsible for identifying, screening and recommending to the Board candidates for membership on the Board. This Committee has recommended, and the Board has approved, the Nominating Committee Charter, which sets forth criteria that are considered in evaluating the candidacy of an individual for membership on the Board. A copy of the Nominating Committee Charter is attached hereto. The Nominating Committee will review with the Board, on an annual basis, its Charter and recommend changes when appropriate. The Committee will consider nominations made by shareholders of the Company which meet the criteria identified in the Nominating Committee Charter and which are submitted in compliance with the bylaws of the Company.

B. Independence

A majority of the Board of Directors must meet the criteria for “independence” required by the New York Stock Exchange (“NYSE”) and any other applicable regulations, as they may be amended from time to time. For a Director to be considered independent under the current NYSE listing standards, the Board must affirmatively determine that such Director does not have any direct or indirect material relationship with the Company. To assist in making that determination, the Board follows the NYSE’s Director Independence Standards, utilizing a Director Independence Compliance Questionnaire, a copy of which is attached hereto.

C. Size and Classes of the Board

The Board of Directors shall range between seven and eleven members. The size of the Board is intended to achieve an effective working group that may vary in number from time to time. The Board and the Nominating Committee periodically review the size of the Board and assess its ability to function effectively and with appropriate diversity of skills and expertise. The Board is divided into three classes that have staggered three year terms and are as nearly equal in number as possible. With a classified Board, generally two-thirds of the Directors at all time will have had prior experience and familiarity with the Company’s business and ongoing affairs. This enhances continuity and stability and enables the Directors to build on past experience.

D. Financial Background

Each Director appointed to the Audit Committee shall, at the time of his or her appointment, satisfy the financial literacy requirements of the NYSE. At least one member of the Audit Committee shall meet the criteria established by the Securities and Exchange Commission (“SEC”) as an “audit committee financial expert.”

E. Term Limits

The Board does not believe it is advisable to establish term limits for its members since such limits may deprive the Company and its shareholders of the contribution from Directors who, over time, have developed valuable insight into the real estate industry, the business of manufactured housing and the Company’s operations.

F. Membership on Other Boards

The Board recognizes that its members benefit from service on the boards of other companies. Accordingly, the Board encourages such service and places no specific limits on the number of directorships as individual member of the Board may hold. The Board believes, however, that each Director must dedicate sufficient time to service on the Board and in considering nominees for election, the Board takes into account the other demands on the time of a candidate and, with respect to current members of the Board, their attendance at, preparedness for and participation in Board and committee meetings.

2. Director Responsibilities

A. The Role of the Board

The Company’s senior management team has day-to-day responsibility for the conduct of the Company’s business. The Board acts as an advisor and counselor to senior management and monitors management’s performance. The basic responsibility of the Directors is to exercise their business judgment and to act in a manner which they reasonably believe to be consistent with the best interests of the Company and its shareholders. In discharging that obligation, the Directors are entitled to rely on the Company’s management and outside advisors and auditors.

B. Meetings

The Board has at least four quarterly meetings annually, supplemented by additional meetings as needed, at which it reviews and discusses reports by management on the real estate assets of the Company including acquisitions of communities, the performance of the Company, financial matters and other important issues facing the Company. If the Chairman of the Board is unable to attend a Board meeting, the meeting shall be chaired by the Company’s Chief Executive Officer. Directors are expected to attend substantially all meetings of the Board and meetings of the committees of the Board on which they serve. Each director should sufficiently review and familiarize himself or herself with the materials presented in advance of meetings and the Company’s general business and operations to permit meaningful discussion at such meetings.

C. Advance Review of Board Materials

Information that is important to the Board’s understanding of the business to be conducted at a Board or committee meeting is, to the extent practicable, distributed sufficient in advance to give Directors an opportunity to review such materials. Directors are expected to be prepared for all meetings and to devote the time necessary to properly discharge their responsibilities. Occasionally, materials to be reviewed at a Board or committee meeting are extremely sensitive and advance distribution may not be appropriate.

D. Executive Sessions

The independent Directors of the Company shall meet in executive session once a year without management present. An Independent Director shall preside at such executive sessions and shall be designated as the Presiding Director. The position of Presiding Director may rotate among the Independent Directors each year and shall be appointed by the full Board at the June meeting of the Board of Directors. The Presiding Director’s functions shall be limited to presiding at the executive session that is held during his or her term as Presiding Director.

E. Loyalty

Each director and officer of the Company owes his or her primary duty of loyalty to the Company, meaning that in making all decisions in their capacities as directors or officers, they must act without conflict of interest. In order to prevent a breach of the duty of loyalty, and consistent with the Company’s Code of Business Conduct and Ethics, each director or officer who wishes to engage in a transaction in which the director or officer has, or may have, a direct or indirect interest must fully disclose to the Board both the facts of any actual or potential conflict of interest and the details of the transaction. The interested director or officer must then, if necessary or appropriate, recuse himself or herself from any discussions or decisions involving such matters and the transaction must be approved by a majority of disinterested directors.

F. Board Interaction with Institutional Investors, Press and Customers

The Board believes that management should, in general, serve as the spokesperson for the Company. Individual directors may, from time to time at the request of the Board or management, meet or otherwise communicate with outside constituents on behalf of the Company. Directors should otherwise refer all inquiries from institutional investors, the press, customers, and other third parties to management.

G. Confidentiality

Each director shall keep confidential the deliberations of the Board and its committees and any confidential or non-public information received or learned in connection with his or her service as a director. This requirement shall be in addition to the requirements stated in the Company’s Corporate Disclosure Policy.

3. Board Committees

A. Committees

The Board maintains an Audit Committee, Compensation Committee, and a Nominating Committee. All members of these committees shall be independent Directors. Committee members are appointed by the Board upon recommendation of the Nominating Committee.

The principal responsibilities of the named committees include the following:

Audit Committee – The Audit Committee’s primary responsibilities are to 1) monitor the integrity of the Company’s financial statements, financial reporting processes and systems of internal controls regarding finance and accounting matters, 2) monitor the Company’s compliance with legal and regulatory requirements relating to the foregoing, 3) monitor the independence and performance of the Company’s independent auditors and internal auditing function, 4) provide an avenue of communication among the Board, the independent auditors, management and persons responsible for the internal audit function, and 5) prepare the disclosures required of the Committee in accordance with applicable rules and regulations.

Compensation Committee – The key responsibilities of the Compensation Committee include 1) reviewing the Company’s overall compensation strategy to assure that it promotes shareholder interests and supports the Company’s strategic objectives, 2) reviewing and approving corporate goals and objectives relevant to compensation of the Company’s Chief Executive Officer and senior management, evaluating those officers’ performance in light of those goals and objectives and establishing the compensation for said officers, 3) reviewing and recommending to the Board compensation for Directors, 4) reviewing and approving grants pursuant to the Company’s Stock Option and Stock Award Plan and approving bonus or cash incentive plans used to compensate officers and others employees, and 5) reviewing and discussing with management the Compensation Discussion and Analysis disclosures required in accordance with applicable rules and regulations.

Nominating Committee – The principal responsibilities of the Nominating Committee are to 1) establish criteria for Board membership and selection of new Directors, 2) recommend nominees to stand for election to the Board, including incumbent Board members and candidates for new Directors, 3) develop and recommend a set of corporate governance principles and evaluate compliance by management and the Board with those principles and the Company’s Code of Business conduct and Ethics, and 4) with the assistance of the Chief Executive officer and other members of the Board, develop and periodically review succession planning for the Chief Executive Officer.

B. Committee Charters

Each of the Audit Committee, Compensation Committee and Nominating Committee has adopted a written charter that is in compliance with the listing standards of the NYSE, and is posted on our website, www.umh.com. The charters set forth the membership, purposes, powers, authority and responsibilities of the committees as well as certain qualifications for committee membership. Each committee shall review its charter annually and recommend appropriate modifications to the full Board.

C. Meetings

The members of each committee, in consultation with management, will schedule regular committee meetings and develop an appropriate agenda for such meetings. Special committee meetings may be called as needed. Committee members may participate in meetings via teleconference.

4. Access to Management and Independent Advisors

A. Meetings with Management

Directors have full access to officers and employees of the Company. Any meetings or contacts that a Director wishes to initiate may be arranged through the Chief Executive Officer, the Secretary or personally by a Director. At the request of the Chairman, members of senior management may be invited to attend Board or committee meetings to present information concerning their areas of responsibility.

B. Internal Reporting

The Board has established procedures for the submission and confidential treatment of complaints or concerns by employees regarding questionable accounting or auditing matters and alleged violations of the Company’s Code of Business Conduct and Ethics (the “Code of Conduct”). As set forth in the Code of Conduct, any employee who, in good faith, reports a violation or possible violation of the Code of Conduct or the underlying corporate policy is protected against retaliatory measures.

C. Outside Advisors

The Board and its committees may retain counsel or consultants with respect to any issue without obtaining the approval of officers of the Company in advance. In addition, as set forth in their respective charters:

(1)	The Audit Committee has sole authority to appoint and, when circumstances warrant, terminate the Company’s independent auditor and must approve the appointment and replacement of persons responsible for the internal audit function,

(2)	The Compensation Committee has sole authority to retain, consult with and terminate any compensation consultant used to assist the committee with respect to compensation of Directors or executive officers, and

(3)	The Nominating Committee has sole authority to select and retain an outside consultant to be used to identify candidates for election as a Director.

5. Director Compensation

The Compensation Committee, in accordance with the principles and policies set forth in its charter, reviews and makes recommendations to the full Board with respect to the compensation of Directors. Currently, the Compensation Committee reviews the compensation of Directors annually and makes recommendations concerning the form and amount of compensation for non-employee Directors. In general, the Compensation Committee believes that compensation for outside Directors may consist of both a cash component designed to compensate Directors for their service on the Board and its committees and an equity component designed to align the interests of Directors and shareholders. Currently the cash component consists of an annual retainer and a fee for each Board meeting attended (with a supplemental retainer for serving as a committee member or Chair). The equity component may consist of restricted stock or stock options. The Compensation Committee has sole authority to retain, consult with and terminate a compensation consultant to assist the committee in determining appropriate compensation for Directors.

6. Director Orientation and Education

The Nominating Committee, together with senior management, oversees the orientation of new Directors to ensure that they are fully informed about their responsibilities and the resources available to assist them in effectively discharging those responsibilities. The orientation program, which consists of meetings with the Nominating Committee and senior management, is designed to familiarize new Directors with the Company’s a) real estate assets, b) strategic plans, c) significant financial, accounting and risk-management issues, d) compliance programs, including SEC reporting obligations and NYSE corporate governance listing standards, 3) Code of Business conduct and Ethics and these Corporate Governance Guidelines, f) principal officers, and g) independent auditors and persons responsible for the Company’s internal audit function.

The Board of Directors periodically will receive presentations at Board meetings relating to the Company’s business and operations, its compliance programs and significant financial, accounting, litigation and risk management issues as well as other matters of significance to the Directors, including periodic reviews of the responsibilities of Directors under applicable corporate and other laws.

7. Management Succession

The Nominating Committee, with the assistance of the Chief Executive Officer and other members of the Board, develops and periodically reviews policies and procedures for the succession for the Chief Executive Officer, including policies regarding succession in the event of an emergency or the retirement of the CEO.

8. Annual Evaluations

A. Board Evaluation

At least annually, the Board shall conduct a self-evaluation to determine whether it and its Committees are functioning effectively. The purpose of this evaluation is to increase the effectiveness of the Board by reviewing specific areas in which the Board and/or management believes a better contribution could be made by the Board.

B. Committee Evaluations

Each of the Audit Committee, the Compensation Committee and the Nominating committee will perform an annual review of such Committee’s performance, including a review of the Committee’s compliance with its respective charter. The Nominating Committee will review these Corporate Governance Guidelines periodically and will recommend to the Board such revisions as it deems appropriate.

9. Exhibits

The following exhibits are attached to and made a part of these Corporate Governance Guidelines:

Nominating Committee Charter

Director Independence Compliance Questionnaire

Adopted: September, 2014